EXHIBIT 10.6

LICENSE AND COLLABORATION AGREEMENT

This License and Collaboration Agreement (this “Agreement”) is entered into as of April 16, 2015 (the “Effective Date”), by and among MAPI-Pharma Ltd., a company incorporated under the laws of the State of Israel and having a place of business at 16 Einstein St. P.O. Box 4113, Ness Ziona, Israel 74140, Israel (“MAPI”), Stem Cell Medicines Ltd. SCM, a company incorporated under the laws of the State of Israel, having a place of business at 5 Kiryat Mada St., Har Hozvim, Jerusalem 91451 Israel, (“SCM”), and

WHEREAS, MAPI has developed a proprietary API and related know-how and data for use in the development of the Product and the commercial manufacturing of the Products (as such capitalized terms are defined below) and is the owner of the associated know-how and intellectual property rights; and

WHEREAS, MAPI wishes to license SCM with the know-how and data related to the Product and its development and to supply SCM with the API and relevant know-how and data; and

WHEREAS, SCM wishes to buy the API exclusively from MAPI for further joint development, registration, manufacturing, distribution and commercialization of the Product in the Territory; and

WHEREAS, MAPI may assist SCM in identifying a Sublicensee for commercializing, marketing and regsitrartion of the Product in the Territory.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Definitions. The terms defined in this Section 1, whether used in the singular or the plural, shall have the meanings specified below.

1.1.
“Affiliate” shall mean, with respect to a party, any person, organization or entity controlling, controlled by or under common control with, such party, including, with respect to a limited partnership, its limited partners, general partners.  For purposes of this definition only, “control” of another person, organization or entity shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the activities, management or policies of such person, organization or entity, whether through the ownership of voting securities, by contract or otherwise.  Without limiting the foregoing, control shall be presumed to exist when a person, organization or entity (i) owns or directly controls 50% or more of the outstanding voting stock or other ownership interest of the other organization or entity, or (ii) possesses, directly or indirectly, the power to elect or appoint 50% or more of the members of the governing body of the organization or other entity.

1.2.	“API” shall mean the active pharmaceutical ingredient, Fingolimod, in any form or any derivative of the API made by MAPI pursuant to this Agreement.

1.3.
“API Supply Price” shall mean the total cost incurred by MAPI or any party on its behalf in producing the API, as evidenced by invoices, including but not limited to, the cost of the raw material, production, analysis, stability, shipments, import and export, storage and related taxes and expenses.

1.4.	“Customer” Public or Private or Governmental institution

1.5.	“Calendar Quarter” shall mean the respective periods of 3 consecutive calendar months ending on March 31, June 30, September 30 or December 31, for so long as this Agreement is in effect.

1.6.	“DMF” shall mean any drug master file compiled according to a Regulatory Authority's requirement in the Territory.

1.7.	"Dossier" shall mean the dossier of documents submitted to the Regulatory Authorities in the Territory, to form the basis of the Regulatory Approval with respect to the Product.

1.8.
“Market” shall mean the market in the Territory comprising of sales under national programs, tenders (public, governmental and private institutions), sales to wholesale distributors and resellers and any other type of sale within the Territory.

1.9.
“Net Sales” shall mean the total amount invoiced by or on behalf of SCM or any of its Affiliates or Sublicensees, in connection with the sale of a Product after deduction of: (i) value added taxes, excise and sales taxes, or other taxes imposed on such sales (excluding income or franchise taxes of any kind) (ii) amounts credited by a credit note (iii) bad debts based on SCM's its Affiliates' or Sublicensees' books provided that :(a) with respect to sales which are not at arms-length and/or are not according to the current market conditions for such a sale, the term "Net Sales" shall mean the total amount that would have been paid in an arms-length sale made according to the current market conditions for such sale; and (b) with respect to sales by SCM and/or a Sublicensee, as applicable, to any Affiliate, the term, "Net Sales" shall mean the higher of: (i) "Net Sales", as defined above in paragraph (a) and (ii) the total amount invoiced by such affiliated entity on resale to an independent third party purchaser. For the purpose of this Section, the resolution whether a sale has been in accordance to market conditions shall be decided by an independent third party expert, jointly nominated by the Parties. Notwithstanding the foregoing definition, it is hereby agreed that in case SCM Sublicense the License to a Sublicensee, the Net Sales shall be as defined under the Sublicense.

1.10.
“Product” shall mean Fingolimod Capsules 0.5mg as shall be further developed including by performing further R&D activities, such as tech transfer, bioequivalence study or studies and other related regulatory procedures and all intellectual property rights therein.

1.11.	“Regulatory Authority” shall mean the Ministry of Health in the Territory.

1.12.	“Regulatory Approval” - marketing authorization and other regulatory approvals and licenses and permits necessary for the marketing, sale and distribution of the Product in the Territory.

1.13.
“Sublicense” shall mean any right granted, license conferred, or agreement entered into, by SCM or its Affiliates to or with any third party (“Sublicensee”) permitting any exploitation and commercialization of the Product, whether or not such grant of rights license or agreements entered into is described as sublicense or as an agreement with respect to marketing and/or distribution and/or sale.

1.14.	“Term” shall have the meaning ascribed to it in Section 11 below.

1.15.	“Territory” shall mean Israel and the West Bank.

2.	Collaboration.

2.1.
Subject to terms and conditions hereof, MAPI agrees to supply SCM with the API and hereby grants to SCM a license to use its know-how and data, for the purpose of developing the Product, and the manufacturing, registering with the Regulatory Authority, marketing, distributing, offering for sale, and selling and commercializing the Product in the Territory (the “License”). SCM shall have the right to Sublicense the License to Sublicensee, provided that MAPI has received prior written notice with respect to such engagement.

2.2.	Exclusivity.

2.2.1.
Subject to MAPI’s compliance with the terms and conditions hereof, SCM undertakes that, during the Term, it shall acquire its entire requirement of the API solely from MAPI and further agrees to use the API solely for the development and commercialization of the Product in the Territory.

2.2.2.
Subject to SCM’s compliance with the terms and conditions hereof, during the Term, MAPI shall not supply the API to any party to be used for the development and/or commercialization of the Product in the Territory, other than SCM its Affiliates or Sublicensee.

3.	Product Development.

3.1.
SCM and Mapi shall jointly continue the development of the Product in connection with the obtainment of the Regulatory Approval (directly or through a Sublicensee) and the commercial manufacturing of the Product and, all in accordance with the development plan attached hereto as Exhibit A (the “Development Plan”)

3.2.
Without derogating from its obligation under Section 3.3 above and Section 4 below, SCM undertakes that it shall use its reasonable commercial efforts to develop the Product and to obtain the Regulatory Approval for the Product within the Territory and to commercialize the Product within the Territory.

4.	Regulatory Affairs.

4.1.
The parties agree that MAPI, shall be responsible for the development of the Product, performance of the bioequivalence studies, and for regulatory activities required for obtaining the Regulatory Approval. SCM shall be responsible for obtaining the Regulatory Approval and maintenance of the Regulatory Authorization directly or through a Sublicensee. MAPI shall cooperate with SCM or its Sublicensee, as may be reasonably required to perform such activities and obtain such Regulatory Approval, as shall be further detailed in the Development Plan.

4.2.
Any changes to be implemented in the Product and/or the API, which require the approval by Regulatory Authority (including but not limited to the formulation, methods, manufacturing process and specifications) shall be made in coordination between the parties. Any change in the DMF with respect to the API shall be made by MAPI and SCM or Sublicensee shall update such changes in the Dossier and the regulatory files.

5.	Marketing and Commercialization.

5.1.
After the receipt of the Regulatory Approval for the Product, the Product will be launched in the Territory, and will be distributed and sold by SCM or through its Affiliates or Sublicensee at fair market terms agreed upon after arms’ length negotiations. SCM shall inform MAPI within thirty (30) days from the execution of any engagement between SCM or any of its Affiliates or Sublicensee in connection with the commercialization of the Product in the Territory and shall provide MAPI with the commercial terms of such engagement as well as any other details reasonably required by MAPI. SCM shall use reasonable efforts in marketing and commercializing the Products in the Territory in order to maximize the sales of the Product in the Market, and in order to ensure maximizing the commercialization and sales of the Product in the Territory, directly or through obtaining an agreement with a Sublicensee.

6.	Payments.

6.1.	In consideration for the supply to SCM by MAPI of the API )during the commercialization stage), SCM shall pay to MAPI the applicable API Supply Price.

MAPI shall issue to SCM an invoice for the applicable amounts upon each delivery of the API or within reasonable time thereafter and SCM shall pay such invoice no later than thirty (30) days from the date of receipt by SCM of a duly issued invoice.

6.2.	Upfront Payment

SCM shall pay MAPI, immediately after the Effective Date, an amount of one million and six hundred thousand US Dollars (US$1,600,000) ("Upfront Payment") which shall only be used by MAPI to cover its expenses in connection with its activities under the Development Plan.

Within sixty (60) day, by the end of each quarter, Mapi will provide SCM with a budget report, which includes the actual Project costs accumulated till the of the quarter, compared with the R&D and Regulatory Budget.

6.3.	Milestone Payments

In consideration for the License under this Agreement SCM shall pay to MAPI the following milestone payments:

6.3.1.	An amount of five hundred and sixty thousand US Dollars (US$560,000) upon receipt of positive results of the bioequivalence study;

6.3.2.	An amount of five hundred and sixty thousand US Dollars (US$560,000) upon receipt of the Regulatory Approval from the Regulatory Authority;

6.3.3.	An amount of one million seven hundred and eighty thousand US Dollars (US$1,780,0000) upon the execution of a commercial engagement with Clalit Health Services or its Affiliates;

6.3.4.	An amount of eight hundred and fifty thousand US Dollars (US$850,000) upon the execution of a commercial engagement with Maccabi Health Care Services or its Affiliates;

6.3.5.	An amount of four hundred and sixty thousand US Dollars (US$460,000) upon the execution of a commercial engagement with Meuhedet HMO or it Affiliates;

6.3.6.	An amount of three hundred thousand US Dollars (US$300,000) upon the execution of a commercial engagement with Leumit Health Fund or its Affiliate.

6.4.	Royalties.

6.4.1.
During the Term, SCM shall pay to MAPI an amount equal to ten percent (10%) of all amounts of Net Sales or of any other amounts received by SCM or its Affiliates relating to the Product, including amounts received following an enforcement against infringement (after reimbursement of all costs and expenses of every kind and character, including reasonable attorneys’ fees, necessarily involved in the prosecution of the applicable suit).

6.4.2.
Within 30 days of the end of any such Calendar Quarter, SCM shall deliver to MAPI a written report containing full and accurate information on: (a) the number of units of the Product sold by SCM or any party acting on its behalf in the Territory during the applicable Calendar Quarter; (b) the amount of Net Sales during the applicable Calendar Quarter and the calculation thereof, including a list of applicable deductions; (c) the amount billed in connection with any Other Income; and (e) the total amount payable to MAPI. Upon receipt of the report, Mapi shall issue an invoice for the stated amount and SCM shall pay MAPI the royalties within 30 days from the date of the invoice. It is agreed by the parties that any Net Sales to be received by SCM from its Sublicensee shall be included in the reports only upon the actual receipt thereof by SCM.

6.5.
If applicable laws require that taxes be withheld by SCM from any amounts due to MAPI hereunder, SCM shall (a) deduct these taxes from the remittable amount, (b) pay the taxes to the proper taxing authority, and (c) promptly deliver to MAPI a statement including the amount of tax withheld and justification therefore, and such other information as may be necessary for tax credit purposes; provided that MAPI may provide SCM with a tax withholding exemption acceptable to the Israeli Tax Authority, in which case the paying party, as applicable, shall not make such deductions.

6.6.
Without limiting the provisions of this Section 6.4.2 above, SCM shall maintain, and shall cause any party performing this Agreement on its behalf, to maintain, complete and accurate records concerning any amounts payable to MAPI hereunder, which records shall contain sufficient information to permit MAPI to confirm the accuracy of any reports and/or payments delivered by SCM  under this Section 6.

7.	Representations and Warranties.

Each party hereby represents and warrants that:

7.1.	it has the full power and authority to enter into this Agreement and to perform its obligations hereunder; and

7.2.	it will comply with applicable laws and regulations relating to its performance of this Agreement.

8.	Title.

8.1.	All intellectual property rights, title and interest in and to the API and any variations, modification or changes thereto are and shall remain the exclusive property of MAPI;

8.2.
Subject to the License granted to SCM pursuant to the terms of this Agreement, all intellectual property rights, title and interest in and to the Product, related know how and data, and the Regulatory Approval shall remain the exclusive property of MAPI.

9.	Confidentiality.

The communications under this Agreement shall be governed by the NDA executed between the parties dated November 1, 2013 ("NDA"). It is further agreed by the parties that the terms and conditions of this Agreement shall be deemed as Confidential Information of both parties and shall not be disclosed to any third party without the consent of the parties hereof.

10.	Term and Termination.

10.1.
The term of this Agreement shall commence on the Effective Date and, unless earlier terminated as provided in this Section 11, shall continue in full force and effect until the lapse of twelve years from the receipt of the Regulatory Approval but in any event not later than November 11, 2028 (the “Term”).

10.2.	Termination.

10.2.1.	Termination for Cause. Either party may terminate this Agreement (the "Terminating Party") upon written notice in the event:

10.2.1.1.
the other party commits a material breach of the terms hereof and fails to remedy such breach to the reasonable satisfaction of the non-breaching party within sixty (60) days after being requested in writing to do so; or

10.2.1.2.
of the other party’s liquidation, whether voluntarily or otherwise, or if it makes an assignment for the benefit of creditors, which proceedings are not dismissed within sixty (60) days of being initiated.

10.2.2.
Effect of Termination. Upon termination of this Agreement for any reason, and without derogating from the rights of the Terminating Party in case of termination for breach the License shall be immediately terminate and shall no longer be in force and effect. In case of termination of the Agreement during the development stage, MAPI shall reimburse SCM any amount of the Upfront Payment not actually used by the date of termination (if any). This Section 10.2.2 and Sections 8 (Title), 9 (Confidentiality) and 111 (Miscellaneous) of this Agreement, as well as any rights, obligations and duties which by their nature extend beyond the expiration or termination of this Agreement, shall survive the termination or expiration hereof for any reason.

11.	Miscellaneous.

11.1.
This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, without regard to the application of principles of conflicts of law. The parties hereby consent to personal jurisdiction in Israel and agree that any lawsuit they file to enforce their respective rights under this Agreement shall be brought exclusively in the competent courts located in Tel Aviv-Jaffa, Israel.

11.2.
Unless otherwise specifically provided, all notices required or permitted by this Agreement shall be in writing and may be delivered personally, or may be sent by electronic mail, facsimile or certified mail, return receipt requested, to the parties’ respective addresses as set forth in the heading of this Agreement, unless the parties are subsequently notified of any change of address in accordance with this subsection. Any notice shall be deemed to have been received as follows: (i) by personal delivery, upon receipt; (ii) by electronic mail or facsimile, receipt confirmed, one business day after transmission or dispatch; (iii) by airmail, 3 business days after delivery to the postal authorities by the party serving notice.

11.3.	This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

11.4.
This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each party or, in the case of waiver, by the party waiving compliance.  The delay or failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect the rights at a later time to enforce the same.  No waiver by either party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

11.5.
This Agreement may not be assigned by either party, without the consent of the other, which consent shall not be unreasonably withheld, except that each party may, without such consent, assign this Agreement and the rights, obligations and interests of such party, in whole or in part, to any of its Affiliates, to any purchaser of all or substantially all of its assets or research to which the subject matter of this Agreement relates, or to any successor corporation resulting from any merger or consolidation of such party with or into such corporation.

11.6.
Neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including without limitation, regulatory delay, fire, explosion, flood, war, strike, or riot, provided that the non-performing party uses commercially reasonable efforts to avoid or remove such causes of non-performance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

11.7.
The parties hereto acknowledge and agree that: (i) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to both parties hereto and not in favor of or against either party, regardless of which party was generally responsible for the preparation of this Agreement.

11.8.
This Agreement may be executed in any number of counterparts and by facsimile, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.  Signatures to this Agreement transmitted by facsimile, by email in “portable document format” (pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of this Agreement shall have the same effect as physical delivery of the paper document bearing original signature.

[signature page to follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

Mapi Pharma Ltd.	Stem Cell Medicines Ltd.
By: /S/ Nir Bernstein and Ehud Marom Name: Nir Bernstein and Ehud Marom Title: CFO/ CEO and Chairman	By: /S/ Irit Zalayet and Ehud Marom Name: Irit Zalayet and Ehud Marom Title: CFO/ CEO and Chairman